Exhibit 3.4

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DYNEGY INC.

THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the “DGCL”), hereby adopts the following Certificate of Incorporation for such organization.

ARTICLE 1

The name of the corporation is Dynegy Inc. (the “Corporation”).

ARTICLE 2

Registered Agent:	CT Corporation System
Registered Office:	c/o CT Corporation System
1209 Orange Street
Wilmington, DE 19801
New Castle County

ARTICLE 3

Purpose or purposes for which the Corporation is organized:

To engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 4

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the “Board”). In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation (as amended from time to time, the “Certificate”) or the Bylaws (as amended from time to time, the “Bylaws”) of the Corporation, the directors are hereby empowered to amend the Bylaws (subject to the terms thereof) and to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

ARTICLE 5

Section 5.1 Authorized Shares

Class	Par Value Per Share	Number of Authorized Shares
Class A Common	$0.01	2,100,000,000
Class B Common	$0.01	850,000,000
Preferred	$0.01	100,000,000

Section 5.2 Preferred Stock

(a)	The total number of shares of preferred stock that the Corporation shall have authority to issue is 100,000,000, $0.01 par value per share (the “Preferred Stock”).

(b)	Authority is hereby expressly vested in the Board to divide, and to provide for the issue from time to time of, the Preferred Stock in series and to fix and determine as to each such series:

(i)	the designation of, and the number of shares to be issuable in, such series;

(ii)	the rights in respect of dividends for the shares for such series;

(iii)	the consideration for which, and the terms and conditions on which, such shares may be redeemed;

(iv)	the amount payable upon each of such shares in the event of involuntary dissolution of the Corporation;

(v)	the amount payable upon each of such shares in the event of voluntary dissolution of the Corporation;

(vi)	sinking fund provisions, if any, for the redemption or purchase of such shares (the term “sinking fund,” as used herein, including any analogous fund, however designated);

(vii)	if such shares are to be issued with the privilege of conversion into shares of the Common Stock (as defined in Section 5.3) or other securities, the terms and conditions on which such shares may be so converted; and

(viii)	the voting rights or the grant of special voting rights, provided that the voting rights of such Preferred Stock are no greater in proportion than to the economic interest of such shares.

In all other respects the shares of Preferred Stock of all series shall be identical.

(c)	Additional series of Preferred Stock may be issued pursuant to designation by resolution of the Board and such series may have preferences which are junior to, pari passu with or superior to an outstanding series of Preferred Stock created by designation without any vote of such outstanding series of Preferred Stock unless the designation or terms of the outstanding series of Preferred Stock expressly provide otherwise.

(d)	So long as any shares of any series of the Preferred Stock established by resolution of the Board shall be outstanding, such resolution shall not be amended so as to adversely affect any of the preferences or other rights of the holders of the shares of such series of the Preferred Stock without the affirmative vote or the written consent of the holders of at least a majority of the shares of such series of the Preferred Stock outstanding at the time or as of a record date fixed by the Board, but such resolution may be so amended with such vote or consent.

Section 5.3 Common Stock

(a)	The total number of shares of common stock that the Corporation shall have authority to issue is 2,950,000,000 of which (i) 2,100,000,000 shares shall be shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), and (ii) 850,000,000 shares shall be shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).

(b)	Except as contemplated by this Section 5.3, each outstanding share of Common Stock shall entitle the holder thereof to one vote (and not more than one vote) on each matter submitted to a vote at a meeting of holders of Common Stock.

(c)	Except as otherwise set forth in this Section 5.3, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

(d)	Dividends

Subject to the rights of the holders of Preferred Stock of any series that may be issued from time to time, and any other provisions of this Certificate, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to reclassifications, stock splits or divisions of Common Stock, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock. The number of shares of Class A Common Stock and Class B Common Stock so distributed on each share shall be equal in number. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(e)	Voting

(i)	Except as may be otherwise required by law or by this Section 5.3(e), the holders of the Class B Common Stock shall vote together with the holders of the Class A Common Stock as a single class on every matter coming before any meeting of the stockholders or otherwise to be acted upon by the stockholders, subject to any voting rights which may be granted to holders of any other class or series of Preferred Stock. Notwithstanding the foregoing, so long as any Class B Common Stock is outstanding, in addition to any vote required by law:

(A)	the affirmative vote of a majority of the shares of Class B Common Stock outstanding, voting as a separate class, and the affirmative vote of a majority of all shares of Common Stock, voting together as a single class, shall be required to (1) amend any provision of this Section 5.3(e)(i) relating to the Common Stock or (2) amend (A) Section 7 of Article III of the Bylaws or (B) Article X of the Bylaws;

(B)	the affirmative vote of a majority of the shares of Class A Common Stock outstanding, voting as a separate class, and the affirmative vote of a majority of all shares of Common Stock outstanding, voting together as a single class, shall be required to adopt any agreement of merger or consolidation if a party thereto is a member of the Class B Control Group or an Affiliate thereof.

(ii)

So long as any share of Class B Common Stock is outstanding, the Board shall consist of eleven members, unless increased pursuant to the terms of one or more series of Preferred Stock that may be outstanding from time to time. After all shares of Class B Common Stock have been converted into shares of Class A Common Stock, the number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of all of the members of the Board at such time. Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. So long as the holders of the Class B Common Stock (the “Class B Holders”) collectively own of record shares of Class B Common Stock representing greater than or equal to 10% of the total outstanding shares of Common Stock, the Class B Holders, as such holders, shall be entitled to vote as a separate class for the election of (i) three directors of the Corporation, at any time when the Class B Holders collectively own of record shares of Class B Common Stock representing greater than or equal to 30% of the total outstanding shares of Common Stock or (ii) two directors of the Corporation, at any time when the Class B Holders collectively own of record shares of Class B Common Stock representing less than 30%, but greater than or equal to 10%, of the total outstanding shares of Common Stock (the directors of the Corporation so elected by the Class B Holders, the “Class B Directors”). The Class B Holders shall not be entitled to vote (whether as a separate class or otherwise) for any other directors of the Corporation at any time when the Class B Holders have the right to vote for Class B Directors pursuant to this Section 5.3(e)(ii). Absent written notification to the Class B Holders by the Corporation on the later of (x) 20 days before the filing of definitive proxy material with respect to the Corporation with the U.S. Securities and Exchange Commission (the “SEC”) and (y) ten days after the filing of a Schedule 13D or Schedule 13G with the SEC by the Class B Holders, the percentage of the total outstanding Common Stock held by the Class B Holders as reported in their most recent Schedule 13D or Schedule 13G filed with the SEC before the mailing of the proxy statement for the applicable annual or special meeting of stockholders shall be used as the percentage of the total outstanding Common Stock held by the Class B Holders for the purposes of determining the number of Class B Directors for which the Class B Holders are entitled to vote as a separate class for election at such meeting. The holders of the Class A Common Stock may vote as a separate class for the remaining directors of the Corporation (the “Class A Directors”), excluding directors whom the holders of the Corporation’s outstanding Preferred Stock have rights to elect, if any.

(iii)	Any additional Class B Directors for which the Class B Holders, as such holders, are entitled to vote as a separate class for election as a result of an increase in the percentage of the total outstanding shares of Common Stock held by the Class B Holders may be (A) nominated for election in accordance with Section 5.3(e)(iv) at the next annual or special meeting of stockholders the record date of which follows such increase or (B) elected pursuant to an action by written consent at any time by Class B Holders holding a majority of the shares of Class B Common Stock then outstanding in accordance with Section 5.3(e)(viii). At such time as the number of Class B Directors for which the Class B Holders are entitled to vote as a separate class for election decreases as a result of a decrease in the percentage of the total outstanding shares of Common Stock held by the Class B Holders, the terms of the applicable number of Class B Directors shall immediately end, at which time the vacancies shall be filled by Class A Directors under Section 5.3(e)(vi). A majority of the Class B Directors (or if such majority does not exist or act, Class B Holders holding a majority of the outstanding shares of Class B Common Stock) shall determine the Class B Directors whose terms shall end as a result of a decrease in the number of Class B Directors that are entitled to serve on the Board. If the Class B Director(s) whose term shall end is not determined under the immediately preceding sentence within five days after the date in which the number of Class B Directors entitled to serve on the Board decreases, then the Class B Director(s) whose term shall end shall be determined by a majority of the Class A Directors.

(iv)	For purposes of electing Class B Directors at a stockholder meeting, the Board will nominate such individuals as may be specified by a majority of the then existing Class B Directors or, if there are no Class B Directors, by Class B Holders holding a majority of the Class B Common Stock. The Class A Directors will be nominated in accordance with the Corporation’s Bylaws.

(v)	At any meeting having as a purpose the election of directors by holders of the Common Stock, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of the relevant class or classes of capital stock then outstanding shall be required and be sufficient to constitute a quorum of such class or classes for the election of any director by such holders. Each director shall be elected by the vote (or, alternatively, by written consent with respect to the Class B Directors) required under the DGCL of the holders of such class or classes. At any such meeting or adjournment thereof, (i) the absence of a quorum of such holders of an applicable class or classes of capital stock shall not prevent the election of the directors to be elected by the holders of shares other than such class of capital stock, and (ii) in the absence of such quorum (either of holders of such class or classes of capital stock or of shares other than such class or classes of capital stock, or both), the holders of a majority of the voting power present in person or by proxy, of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present unless otherwise required by law.

(vi)	Any vacancy in the office of a class of director shall be filled by the remaining directors of such class, unless such vacancy occurred because of the removal (with or without cause) of a director, in which event such vacancy shall be filled by the affirmative vote (or, alternatively, by written consent with respect to the Class B Directors) of the holders of a majority of the outstanding shares of the applicable class or classes of capital stock entitled to elect such director. Any director elected by the holders of the Class A Common Stock may be removed without cause by a vote of the majority of the holders of Class A Common Stock voting as a separate class. Any Class B Director may be removed without cause by a vote (or action by written consent) of the majority of the holders of Class B Common Stock voting as a separate class. Any director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

(vii)

In addition to any other vote required by law, the affirmative vote of the holders of at least a majority of the outstanding shares of the Class B Common Stock, voting as a separate class, shall be required to effect any change in the rights, privileges or preferences of the Class B Common Stock. This provision shall not be applicable to any amendment to this Certificate that establishes or designates one or more series of Preferred Stock under Section 5.2.

(viii)	With respect to actions by the holders of Class B Common Stock upon those matters on which such holders are entitled to vote as a separate class (including the vote for Class B Directors pursuant to this Section 5.3), such actions may be taken without a stockholders meeting by the written consent of Class B Holders holding the minimum number of shares of Class B Common Stock that would be necessary to authorize or take such action at a stockholder meeting at which all shares of Class B Common Stock entitled to vote were present and voted. Such action shall be effective in accordance with the provisions of the DGCL, without any further action by the Corporation or any Class B Holder. If such action is being taken without the unanimous written consent on the part of all Class B Holders, prompt notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent to those holders of Class B Common Stock on the record date whose shares were not represented on the written consent.

(f)	Transfer

(i)	If any Class B Holder of record purports to transfer such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, operation of law, merger or otherwise, except to a Permitted Transferee, such transfer shall be deemed to constitute a request by the Class B Holder for conversion of such shares and shall result in such shares being automatically converted, without any action on the part of such Class B Holder, into shares of Class A Common Stock as provided by Section 5.3(g).

(ii)	A “Permitted Transferee” means any Class B Holder (each such Class B Holder, an “Initial Class B Holder”) party (on September 14, 2006) to the Shareholder Agreement dated September 14, 2006, among the Corporation and Initial Class B Holders, and (A) any Affiliate (on September 14, 2006) of any Initial Class B Holder and (B) any director, officer or employee (with a title of “manager” or higher) of any Class B Holder or of any Affiliate (on September 14, 2006) of any Class B Holder. Notwithstanding the foregoing, at no time shall Luminus be deemed a Permitted Transferee.

(iii)	With respect to a Class B Holder that holds shares by virtue of its status as a member of the Class B Control Group, the subsequent loss of status as a member of the Class B Control Group shall, unless within 15 days thereafter all shares of Class B Common Stock held by such Class B Holder are transferred to a Permitted Transferee, result in the automatic conversion of all of its shares of Class B Common Stock into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent shares of Class A Common Stock as provided by Section 5.3(g).

(iv)	Any transfer of shares of Class B Common Stock not permitted hereunder shall result in the automatic conversion of the transferee’s shares of Class B Common Stock into shares of Class A Common Stock as provided by Section 5.3(g), effective as of the date on which certificates representing such shares are presented for transfer on the books of the Corporation or on such earlier date that the Corporation receives notice of such attempted transfer. The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that the person is a permitted holder of Class B Common Stock hereunder.

(v)	Shares of Class B Common Stock shall be registered in the names of the owners thereof and not in “street” or “nominee” name. Certificates representing shares of Class B Common Stock shall bear a legend referencing the restrictions on transfer imposed by this Section 5.3(f).

(vi)	For purposes of this Certificate:

(A)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided, however, that (1) none of the Corporation or any of its subsidiaries shall be deemed an Affiliate of any Class B Holder, (2) none of the Class B Directors shall be deemed an Affiliate of the Corporation or any of its subsidiaries and (3) Luminus shall not be deemed an Affiliate of any Class B Holder. For purposes of this definition “control” means, as to any Person, the sole power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” has a correlative meaning.

(B)	“Associate”, when used in connection with any Person, means (1) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of greater than or equal to 20% of any class of voting stock, (2) any trust or other estate in which such Person has greater than or equal to 20% of the total beneficial interest, or of which such Person serves as a trustee or in a similar fiduciary capacity, (3) any relative or spouse of such Person, or any relative of the spouse of such Person, who has the same residence as such Person and (4) any heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of such Person and any trust for the benefit of the heirs of such Person. Notwithstanding the foregoing, Luminus shall at no time be an Associate of any Class B Holder.

(C)	“Class B Control Group” means, at any time, (1) any Person, combination of Persons or Group that owns Class B Shares representing greater than or equal to 10% of the Corporation’s total outstanding Common Stock at such time, together with all of the Affiliates and Associates of such Person or of any member of any such combination or Group, and (2) any Permitted Transferee; provided, however, that notwithstanding the foregoing, Luminus shall at no time be a member of the Class B Control Group.

(D)	“Controlled Affiliate” means, as to any Person (the “Controlling Person”), (1) any Affiliate that is consolidated with the financial statements of such Controlling Person, (2) any Affiliate in which the Controlling Person holds greater than or equal to 50% of the total combined voting power of its outstanding voting securities and (3) with respect to any specific matter, any Affiliate over which the Controlling Person has the power (by contract or otherwise) to prevent such entity from pursuing such matter.

(E)	“Governmental Authority” means any governmental or regulatory authority or agency.

(F)	“Group” has the meaning specified in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as in effect on September 14, 2006.

(G)	“Luminus” means, collectively, Luminus Management, LLC, its Controlled Affiliates and any of the assets or funds that they manage.

(H)	“owner”, with respect to any stock or other equity interest, means a Person that individually or with or through any of its Affiliates or Associates:

(1)	owns beneficially such stock or equity interest, whether directly or indirectly;

(2)	has (x) the right to acquire such stock or equity interest (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that for purposes of this clause (2)(x) a Person shall be deemed the owner of stock or other equity interest tendered by other parties pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates only when such tendered stock or equity interest is accepted for purchase or exchange by such Person or such Affiliate or Associate of such Person; or (y) the right to vote such stock or equity interest pursuant to any agreement, arrangement or understanding; provided, however, that for purposes of this clause (2)(y) a Person shall not be deemed the owner of any stock or equity interest if the agreement, arrangement or understanding to vote such stock or equity interest arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(3)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except as pursuant to a revocable proxy or consent as described in clause (2)(y) above), or disposing of such stock or equity interest with any other Person that owns beneficially, or whose affiliates or associates owns beneficially, directly or indirectly, such stock or equity interest.

The terms “own” and “owned” have correlative meanings.

(I)	“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

(g)	Conversion

(i)	Each share of Class B Common Stock shall be converted at such time, in such manner and upon such terms and conditions as provided herein into one fully paid and non-assessable share of Class A Common Stock.

(ii)	Each share of Class B Common Stock shall automatically convert into a share of Class A Common Stock upon the occurrence of the shares of

Class B Common Stock issued and outstanding ceasing to represent in the aggregate at least 10% of the issued and outstanding shares of Common Stock. Upon automatic conversion of shares of Class B Common Stock under this Section 5.3(g)(ii) or under Section 5.3(f), the Corporation shall reflect such conversion, and the issuance of Class A Common Stock in connection therewith, on its books and records for all purposes even if certificates reflecting such converted shares of Class B Common Stock are not surrendered to the Corporation or its transfer agent. All shares of Class B Common Stock, upon conversion thereof into Class A Common Stock, shall retain their designation as Class B Common Stock and shall have the status of authorized and unissued shares of Class B Common Stock; provided that if all shares of Class B Common Stock outstanding are converted into shares of Class A Common Stock, no further shares of Class B Common Stock shall exist. Except as specifically contemplated under this Section 5.3(g), shares of Class B Common Stock may not be converted into shares of Class A Common Stock.

(iii)	Each share of Class A Common Stock owned (within the meaning of Section 5.3(f)(vi)) by the Class B Control Group shall simultaneously with acquisition of such ownership automatically be converted into one fully paid and non-assessable share of Class B Common Stock; provided, however, that this provision shall not apply with respect to shares of Class A Common Stock issued upon conversion of all Class B Common Stock in accordance with the first sentence of Section 5.3(g)(ii) or any shares of Class A Common Stock owned by the Class B Control Group, after such conversion shall have occurred. Upon automatic conversion of shares of Class A Common Stock, the Corporation shall reflect such conversion and the issuance of Class B Common Stock in connection therewith on its books and records for all purposes even if certificates reflecting such converted shares of Class A Common Stock are not surrendered to the Corporation for transfer. All shares of Class B Common Stock shall be subject to the restrictions and provisions contained in this Certificate. All shares of Class A Common Stock, upon conversion thereof into Class B Common Stock, shall retain their designation as Class A Common Stock and shall have the status of authorized and unissued shares of Class A Common Stock.

(iv)	Nothing herein shall prevent any Class B Holder and the Corporation from executing an agreement allowing any Class B Holder, at its option, to convert the Class B Common Stock into Class A Common Stock, nor the conversion of any Class B Common Stock pursuant to such agreement.

(v)

The Corporation will, as soon as practicable after such deposit of a certificate or certificates for Common Stock to be converted in accordance with this Section 5.3(g), issue and deliver at the office of the Corporation or of its transfer agent to the person for whose account such Common Stock was so surrendered, a certificate or certificates representing the number of full shares of Common Stock into which the shares represented by the surrendered certificate are converted. If surrendered certificates representing shares of a class of Common Stock are converted only in part, the Corporation will issue and deliver to the holder, without charge therefor, a new certificate or certificates representing the aggregate of the unconverted shares of such class of Common Stock. The failure of the holder to deliver to the Corporation certificates representing shares of a class of Common Stock converted in accordance with this Section 5.3(g), shall in no way affect the automatic conversion of such shares.

(vi)	The issuance of certificates representing shares of a class of Common Stock upon conversion of shares of the other class of Common Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the holder of the share or shares of the class of Common Stock being converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(vii)	The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all outstanding shares of Class B Common Stock, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the Corporation may issue shares of Class A Common Stock upon conversion of the Class B Common Stock, the Corporation will endeavor to comply with all applicable federal and state securities laws and will endeavor to list such shares to be issued upon conversion on such securities exchange on which the Class A Common Stock is then listed.

(viii)

The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding shares of Class A Common Stock a number of shares of Class B Common Stock equal to 40.6% of the number of outstanding shares of Class A Common Stock, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of outstanding shares of Class A Common Stock by delivery of shares of Class B Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Class B Common Stock issuable upon conversion of shares of Class A Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights. In order that the Corporation may issue shares of Class B Common Stock upon conversion of Class A Common Stock, the Corporation will endeavor to comply with all applicable Federal and state securities laws.

(h)	Except as may otherwise be required by law and for the equitable rights and remedies which may otherwise be available to holders of Common Stock, the shares of Common Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this Certificate.

(i)	The headings of the various subdivisions of this Section are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Section.

ARTICLE 6

To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any member of the Class B Control Group or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), including any such person that may be a director or officer of the Corporation, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, because such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 6. Neither the alteration, amendment or repeal of this Article 6 nor the adoption of any provision of this Certificate inconsistent with this Article 6 shall eliminate or reduce the effect of this Article 6 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 6, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ARTICLE 7

Section 7.1 Limitation of Liability; Right to Indemnification.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director or the Corporation shall be eliminated or limited to the full extent permitted under the DGCL, as so amended. Any repeal or modification of this Section 7.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The Corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to be the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to be the best interests of the Corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 7.2 Suit by Corporation or Stockholder

The Corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to the best interests of the Corporation, and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person has been finally adjudged to have been liable to the Corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Section 7.3 Director Discretion

Any indemnification under Sections 7.1 and 7.2 (unless ordered by a court) shall be made only as authorized in the specific case, upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 7.1 and 7.2. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. In any event, to the extent that a present or former director or officer of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Sections 7.1 and 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 7.4 Advancement of Expenses

(a)	Reasonable expenses incurred in defending a civil or criminal action, suit or proceeding shall, to the fullest extent not prohibited by law, be paid by the Corporation in advance of the final deposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount, if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article or otherwise.

(b)	The Board may, by separate resolution adopted under and referring to this Article 7, provide for securing the payment of authorized advances by the creation of escrow accounts, the establishment of letters of credit or such other means as the board deems appropriate and with such restrictions, limitations and qualifications with respect thereto as the Board deems appropriate in the circumstances.

Section 7.5 Non-Exclusivity of Rights and Contractual Nature

(a)	The indemnification and advancement of expenses provided by or granted under other subsections of this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(b)

The provisions of this Article 7 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at anytime while this Article 7 is in effect and any indemnification provided under Article 7 to a person shall continue after such person ceases to be an officer, director, agent or employee of the Corporation as to all facts, circumstances and events occurring while such person was such officer, director, agent or employee, and shall not be decreased or diminished in scope without such person’s consent, regardless of the repeal or modification of this Article or any repeal or modification of Section 145 (or any successor statute) of the DGCL or any other applicable law. If the scope of indemnity provided by this Article 7 or any replacement article, or pursuant to the DGCL or any modification or replacement thereof is increased, then such person shall be entitled to such increased indemnification as is in existence at the time indemnity is provided to such person, it being the intent, subject to Section 7.11, to indemnify persons under this Article 7 to the fullest extent permitted by law.

Section 7.6 Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Certificate or applicable law.

Section 7.7 Right of Claimant to Bring Suit

Subject to Section 7.10, if a claim under this Certificate is not promptly paid by the Corporation after a written claim has been received by the Corporation or if expenses pursuant to Section 7.4 have not been promptly advanced after a written request for such advancement accompanied by the statement and undertaking required by Section 7.4 has been received by the Corporation, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such director or officer shall also be entitled to be paid the reasonable expense thereof, including attorneys’ fees. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the director or officer has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the director or officer for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct required under the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the director or officer had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the director or officer had not met the applicable standard of conduct.

Section 7.8 Definition of “Corporation”

For this Article 7, references to the “Corporation” shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers and employees or agents, so that any person who was a director or officer of such merging corporation, or was serving at the request of such merging corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Certificate with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

Section 7.9 Employee Benefit Plans

For this Article 7, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and references to “officers” shall include elected and appointed officers. A person who acted in good faith and in a manner such person reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” as referred to in this Certificate.

Section 7.10 Reimbursement

Anything herein to the contrary notwithstanding, if the Corporation purchases insurance in accordance with Section 7.6, the Corporation shall not be required to, but may (if the Board so determines in accordance with this Section 7.10) reimburse any party instituting any action, suit or proceeding if a result of the institution thereof is the denial of or limitation of payment of losses under such insurance when such losses would have been paid thereunder if a non-insured third party had instituted such action, suit or proceeding.

Section 7.11 Severability

If any portion of this Certificate shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, such invalidity or unenforceability shall not affect the other provisions hereof, and this Certificate shall be construed in all respects as if such invalid or unenforceable provisions had been omitted therefrom.

IN WITNESS WHEREOF, Dynegy Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Secretary this [                ] day of [                                    ], 2007.

DYNEGY INC.

By:
Name: [___________________________]
Title: [___________________________]

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